Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Second Quarter 2015 Financial Teleconference
July 30, 2015, 1:30 p.m. (PDT)

Ted Craver, Chairman and Chief Executive Officer, Edison International
Second quarter core earnings were $1.16 per share, up 8 cents per share from last year. However, until SCE receives a decision in its 2015 General Rate Case, comparisons of year-over-year results will not be very meaningful. Jim will have the details in his comments.
Today, I will touch on several policy and growth topics, but first a comment on SONGS. We are disappointed about the renewed uncertainty surrounding the SONGS settlement. Most of the recent procedural moves and various motions have come from individuals and organizations that have consistently opposed the settlement since it was first announced over a year ago. It was more troubling to have one of the six signatories of the settlement, The Utility Reform Network, advise the CPUC in late June that it no longer supported the settlement. Interestingly, in TURN’s announcement, it acknowledged that the terms of the settlement were good for customers and that the outcome of any litigated reconsideration process may not differ substantially from terms of the settlement. TURN is an important voice on consumer matters before the CPUC, so we must hope that its failure to adhere to its obligations under the SONGS settlement represents an aberration.
We have now responded to all requests for information from the CPUC’s administrative law judges regarding the challenges to the SONGS settlement. We are hopeful they will rule on the outstanding issues soon. Prolonging this period of uncertainty is not good for anyone. We continue to believe strongly that the settlement met all the required standards for last November’s unanimous Commission approval. We believe that the SONGS settlement was the product of good faith, arm’s-length negotiations that resulted in a fair and reasonable outcome for our customers.
Let me turn to some regulatory policy developments. The CPUC recently ruled on residential rate design reform as required by Assembly Bill 327. Their recent unanimous decision was the product of significant debate and compromise among the Commissioners. We didn’t get everything we advocated for. We would have liked to see more progress in increasing the proportion of revenues collected through fixed charges, which would better match our actual costs of serving residential customers, but the minimum bill will be raised from $1.80 to $10.00. Also, we preserved the opportunity to revisit a more meaningful fixed charge in the future. We achieved rate reform that places approximately 96% of our retail customers’ kilowatt hours into a two tier rate structure-very similar to what we recommended. About 4% of our retail customers’ kilowatt hours will be subject to a surcharge for high usage.
The Commissioners invested a tremendous amount of time and effort in this phase of the proceeding, and we appreciated the unanimous agreement that getting residential rates closer to the true cost of service was an important tenant in producing fairness amongst customers. Attention will now turn to the portion of the CPUC proceeding on net energy metering, which relates to how customers who opt for rooftop solar are credited for their own generation. Parties will be filing their Net Energy Metering proposals next week.
Turning to a different subject, we have received broad support for SCE’s Charge Ready Program. This is the program we announced last October to invest in infrastructure to support transportation electrification. On July 9, a settlement with most of the parties was filed with the CPUC on the $22 million pilot phase of the program. Importantly, both TURN and the Office of Ratepayer Advocates are parties to the settlement, as are environmental organizations and electric vehicle charger equipment companies. The principal change to our original application in the settlement is to expense rather than capitalize the rebates that SCE would provide customers for the vehicle chargers installed. While it didn’t change the amount recommended for the pilot program, we expect that if this provision is adopted for the full program, the rate base opportunity will now be $225 million of the total $342 million estimate for the program. We look forward to Commission action on the pilot and subsequently on the full program.
The final topic I want to cover is SCE’s Distribution Resources Plan, or DRP, filed with the CPUC on July 1. We consider this plan to be one of our most important filings this year, and probably of several years. We endeavored to not simply answer the Commission’s initial questions about integration of distributed energy resources, but also to lay out our vision for how the grid of the future will facilitate customer choice of new technologies and support California’s policies to move to a low-carbon economy.
The goal of the Distribution Resources Plan is to facilitate the integration of Distributed Energy Resources at optimal locations within the distribution grid, and to upgrade the distribution grid to better enable a “plug and play” approach for adding Distributed Energy Resources and new technologies more broadly across our system. These resources include distributed renewable generation (such as rooftop and ground mount solar), electric vehicle charging, energy storage, energy efficiency and demand response. California views these resources as enablers in achieving its low-carbon objectives over the next several decades. At the expected adoption rate for these distributed resources, the electric grid will require substantial investment in modernization and upgrades.

As part of its filing, SCE provided an initial view of the range of possible capital investments to achieve the goals of the DRP. Assuming CPUC support, this provides some indication of our view of the investment required for the long-term program which will likely go well into the next decade. Jim will talk about some of the financial details and how we see this working with the GRC process.
As I’ve just indicated, significant capital investment will be required to modernize and upgrade SCE’s distribution grid consistent with the DRP recommendations. This is in addition to continued distribution system reliability investment, anticipated electric vehicle charging and storage investments, continued transmission and generation maintenance capital investment, and potential improvements in capital spending productivity. All of this is consistent with our lower risk, wires-focused investment strategy.
Taken together, we expect overall SCE capital spending to be at least $4 billion annually for the foreseeable future. Depending on the State’s preferences on the pace of adoption and on approval of DRP-related work in future general rate cases, capital spending could be higher.

Jim Scilacci, Executive Vice President and Chief Financial Officer, Edison International
This afternoon I will cover second quarter and year to date results and several other topics. Please turn to page 2 of the presentation.
I will lead off my comments with a general statement about attempting to compare 2015 to 2014 earnings. Because SCE has yet to receive a 2015 general rate case decision, the utility is recording revenues largely based upon 2014 authorized levels. In the quarter SCE receives a final GRC decision, we will record a cumulative adjustment retroactive to January 1, 2015. Earnings comparisons will not be useful until we report full-year 2015 earnings. In the meantime, we believe the simplified rate base approach is the best starting point to model full-year earnings.
As Ted said, second quarter core earnings are $1.16 per share. Consistent with our first quarter approach, we did defer revenues to offset incremental repair deductions pending the outcome of the 2015 General Rate Case. The amount of deferred revenue this quarter was 9 cents per share with the offsetting benefit in taxes. You can see this in the summary of SCE drivers on the slide. On a year to date basis, SCE has now deferred 16 cents of revenue from incremental repair deductions.

Because of the large delta between expected and forecast repair deductions for 2015, last May SCE made a filing with the CPUC to update its repair deductions for the 2015-2017 GRC period. With the May filing, SCE’s updated 2015 revenue request would result in a $121 million revenue decrease from authorized revenues. For the two post-test years, the year over year revenue changes would be an increase of $236 million and $320 million for 2016 and 2017 respectively. We have no insight as to the timing of a proposed GRC decision. On July 24, SCE did respond to questions raised by the ALJ concerning our May filing regarding repair deductions. The questions related to the coordination of ratemaking between CPUC and FERC.
The major item impacting second quarter results is a 31 cent per share tax benefit from reducing liabilities for uncertain tax positions. During the quarter, we received an IRS report for tax years 2010 to 2012. Based on this report, we updated our estimated liabilities for uncertain tax positions which flow directly through to earnings. We had a similar benefit of 9 cents last year related to updating our uncertain tax positions for other tax years. Both of these are highlighted in the SCE key earnings drivers. Historically, we have classified a change in estimate of an uncertain tax positions, both positive and negative, as part of core earnings and highlight significant changes that affect period over period comparisons. These items are not part of the simplified earnings model that we have discussed in the past and are subject to future revisions based on audits, new information and other developments related to our tax positions.
Excluding the 31 cent per share tax benefit, second quarter core earnings are 85 cents per share, with SCE contributing 87 cents per share, offset by a 2 cent per share loss at EIX holding company.
In the core EPS drivers table, we’ve netted out SONGS-related impacts on revenues, O&M and depreciation. On this basis, revenues are lower by 3 cents per share due to the 9 cent per share deferred revenue I mentioned earlier and partially offset by a 6 cent per share benefit from higher FERC-related and other revenues.
Looking at costs, O&M has a penny per share positive variance as we continue our cost management focus. SCE second quarter results included 2 cents per share in severance costs this year and a penny per share last year. On a year over year basis, the difference is minimal because of rounding. Depreciation expense increased by 6 cents per share, reflecting SCE’s ongoing wires investments. SCE benefitted by lower net financing costs by 3 cents per share. This relates primarily to higher AFUDC equity earnings.

Turning to taxes, I’ve already discussed most of the major items. These include the uncertain tax positions this year and last year as well as the 9 cents per share of incremental repair deductions that is the offset to the 9 cents of revenue so no net earnings impact. The balance is lower tax benefits year-over-year of 12 cents per share mainly related to lower flow through tax benefits than last year, revisions to estimated liabilities for net operating losses, interest and state income taxes.
The remaining 7 cent per share negative variance includes benefits from last year that did not recur in 2015, such as generator settlements and a San Onofre property tax refund.
For the EIX holding company, losses were a penny lower than a year ago, due to lower corporate expenses and higher income from affordable housing projects. We continue to wind down the Edison Capital low-income housing portfolio.
Please turn to page 3.
I don’t plan to review the year-to-date financial results in detail, but the earnings analysis is consistent with the second-quarter results. As I have said previously, comparisons pending a 2015 GRC decision are not meaningful.
Please turn to page 4.
You’ll see that the uptick in interest rates is reflected in the trend of the Moody’s Utility Bond Index shown as the green line. The 12-month moving average line, shown in blue, is moving back towards the 5 percent base rate. Given the short time period remaining on the 12-month measurement period, it is likely that SCE’s CPUC return on common equity will remain at 10.45 percent during 2016. At FERC, the moratorium on filing a ROE change expired July 1.
I’d also like to touch on a few other SCE-related financial matters that are not shown on the slide.
First, SCE’s weighted-average equity component for regulatory purposes was 48.9 percent at June 30, compared to 48.4 percent at the end of the first quarter. SCE is required to maintain a 48 percent common equity layer on a rolling 13-month basis.
Second, SCE continues to make good progress on reducing its fuel and purchased power under collection. As of June 30 of last year, SCE’s ERRA balancing account was under collected by over $1.6 billion. As of June 30 of this year, the ERRA under collection was $543 million. The $1 billion reduction was from three primary reasons:

1.SONGS settlement refunds credited against to the ERRA balancing account;
2.The 2014 ERRA rate increase; and
3.Lower-than-expected power and natural gas prices.

At the July 23rd Commission conference, the CPUC approved SCE’s access to the SONGS 2 and 3 nuclear decommissioning trusts for costs incurred from the June 2013 plant shutdown through the end of 2014. These costs amount to $340 million and the full amount will be refunded to customers via a credit to the ERRA under collection pursuant to the SONGS settlement. This morning, SCE filed a settlement in the 2015 ERRA proceeding. As part of this settlement, SCE has agreed to forgo any 2015 ERRA rate adjustment. We now expect that the ERRA under collection will be fully recovered before year end.
Lastly, earlier this month, both SCE and EIX extended the terms of their respective credit agreements by a year, to July 2020 for $2.6 billion at SCE and $1.18 billion at EIX. The remainder, $150 million for SCE and $68 million for EIX, will mature in July 2019. There are no material changes to terms and conditions.
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SCE’s capital spending forecast is unchanged from the first quarter. Ted has already discussed the long-term growth opportunity around the Distribution Resources Plan, but I want to add a couple of financial specifics.
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SCE has preliminarily estimated up to $560 million in potential DRP capital expenditures during the 2015-2017 forecast period. These proposed expenditures are largely weighted toward 2017. SCE has requested a memorandum account for the 2015-2017 revenue requirement of these investments to avoid any retroactive ratemaking issues. DRP investments that are made within authorized levels for the 2015-2017 GRC period, will not have any incremental earnings impact. If our total investments exceed the amount authorized due to the DRP spending, and if a memorandum account is authorized, then we would seek to recover the associated revenue requirement as part of SCE’s 2018 General Rate Case.
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The rate base forecast for the 2015-2017 GRC period is unchanged from the first quarter.
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This chart provides 2015 financial assumptions and has been updated for year-to-date amounts related to the revenue recognition on repair deductions that I covered earlier.
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I’d like to finish with a recap our investment thesis. The DRP filing and ongoing grid investments that Ted discussed strengthens the long-term growth thesis for SCE. Future capital spending at the $4 billion level implies very roughly a $2 billion per year increase in rate base. We are planning to grow our dividend meaningfully as we move back to our target payout ratio of 45% to 55% of SCE earnings in steps and over time. Lastly, we will prudently manage our capital structure and have no plans for external common equity.

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